Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.30029520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization (“Oi” or the “Company”), in accordance with article 12 of CVM Instruction No. 358/02, informs the market that it has received, on this date, a letter from MARATHON ASSET MANAGEMENT L.P., as transcribed below:

                                                                                                              “ New York, January 31, 2017

Oi S.A. – Em Recuperação Judicial

Rio de Janeiro, RJ

Brazil

E-mail: relacoescomacionistas@oi.net.br / invest@oi.net.br

Re: Sale of preferred shares (OIBR4)

Dear Sirs,

MARATHON ASSET MANAGEMENT L.P., with headquarters in the city of New York, State of New York, USA, at One Bryant Park, 38th floor (“Marathon”), hereby gives notice under Article 12, of CVM Instruction No. 358, dated January 3, 2002, as amended, that is has sold 11,410,200 (eleven million, four hundred and ten thousand and two hundred) preferred shares (OIBR4) of Oi S.A. – Em Recuperação Judicial (“Company”), representing approximately 7.23% (seven point twenty-three per cent) of the totality of the preferred shares issued by the Company, among which 6,410,200 (six million, four hundred and ten thousand and two hundred) preferred shares are related to direct ownership and 5,000,000 (five million) preferred shares are related to ownership via Total Return Swap, as per article 12, item III, of the above-mentioned CVM Instruction. Therefore, Marathon still holds 3,082,300 (three million, eighty-two thousand and three hundred) preferred shares of the Company.

Marathon further informs that (i) does not intend to change or affect the control of the Company or to change its management team; and (ii) has no agreement relating to the exercise of the voting rights, the purchase or the sale of shares.

Sincerely yours,

MARATHON ASSET MANAGEMENT L.P.”

Rio de Janeiro, September 04, 2018

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer